UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 29, 2006

Greens Worldwide Incorporated

(Exact name of registrant as specified in its charter)

Arizona	000-25025	86-0718104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Woodland Church Road, Hertford, North Carolina 27944
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	252-264-2064

Item 1.01  Entry into Material Definitive Agreement

On July 29, 2006, the Company entered into an Asset Purchase Agreement (“Agreement”) with ArEn Services, LLC a/k/a Champions Golf Tour, a firm engaged in the business of marketing and operating a professional sports golf tournament business (hereinafter “Seller”).  In accordance with the terms of this Agreement, the Company purchased all of the assets of Seller used exclusively in its business free and clear of any and all liens, claims, charges, security interests, and encumbrances as the same exist on the Closing Date, as follows:

a.

All intellectual property, trade name, trade secrets, trademarks,  personnel contracts, web site, strategic partnerships, sponsors, publications, operating model, manuals, and all other confidential information relating to the business;

b.

All current, past and future clients and players; and

c.

All assets as listed on an asset schedule.

The purchase price is $200,000 with $45,000 in the form of a cash payment at closing and the balance of the purchase price in the form of Company restricted common stock; the number of shares of Company common stock to be determined by dividing the 10 day average closing price of the stock for the ten days prior to the closing of the transaction into the purchase price.  In addition, the Company agreed to pay Seller additional consideration in the form of warrants to purchase common stock of the Company as follows: 25,000 shares of common stock of at a price of $.50 per share and 25,000 shares at a price of $1.00, both expiring December 31, 2006, 50,000 shares of common stock at a price of $1.50 expiring December 31, 2007 and 50,000 shares at a price of $2.00 expiring December 31, 2008.

The closing is expected to be held on or before August 9, 2006.

Post closing, the Company intends to form a new corporation as a wholly owned subsidiary to be named American Challenge Golf Tour, Inc. with assets being acquired to be utilized by such new corporation.

The foregoing is a brief summary of certain pertinent terms and conditions contained in the Agreement and does not purport to be a full and complete description of such terms and conditions.

EXHIBITS

Exhibit Number	Description
10.1	Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2006

Greens Worldwide Incorporated

/s/ R. Thomas Kidd

R. Thomas Kidd

President & CEO

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